                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           Juno Online Services, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   482048 10 5
                      -------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

         / / Rule 13d-1(b)

         / / Rule 13d-1(c)

         /X/ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


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

CUSIP NO. 482048 10 5
----------------------------------------------------------------------------------------------------------------------------
       1.  Name of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           David E. Shaw

----------------------------------------------------------------------------------------------------------------------------
       2.  Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               .............................................................................................................

           (b) XXX
               .............................................................................................................
----------------------------------------------------------------------------------------------------------------------------
       3.  SEC Use only
                        ....................................................................................................
----------------------------------------------------------------------------------------------------------------------------
       4.  Citizenship or Place of Organization   United States
                                                  ..........................................................................
----------------------------------------------------------------------------------------------------------------------------
                    5.  Sole Voting Power    2,834,459
                                             ...............................................................................
                    --------------------------------------------------------------------------------------------------------
                                                 14,269,089
                                                 This includes (i) 107,627 shares held by D. E. Shaw & Co., Inc., (ii)
                                                 5,559,697 shares held by D. E. Shaw & Co., L.P., (iii) 777,038 shares held by D. E. Shaw Investment Group, L.P. and (iv) 7,824,727 shares held by Shaw
                                                 Family Trust IV.  D. E. Shaw & Co., Inc., which is wholly owned by David E.
                    6.  Shared Voting Power      Shaw, is the general partner of D. E. Shaw & Co., L.P.  D. E. Shaw & Co.,
                                                 L.P. is the general partner of D. E. Shaw Investment Group, L.P.  David E.
                                                 Shaw is the trustee of the Shaw Family Trust IV.   David E. Shaw disclaims
                                                 beneficial ownership of the shares held by D. E. Shaw & Co., L.P., D. E.
    Number of                                    Shaw Investment group, L.P. and Shaw Family Trust IV except to the extent
    Shares                                       of his pecuniary interest therein.
    Beneficially    --------------------------------------------------------------------------------------------------------
    Owned by        7.  Sole Dispositive Power     2,834,459
    Each                                           .........................................................................
    Reporting       --------------------------------------------------------------------------------------------------------
    Person With:                                     14,269,089
                                                     This includes (i) 107,627 shares held by D. E. Shaw & Co., Inc., (ii)
                                                     5,559,697 shares held by D. E. Shaw & Co., L.P., (iii) 777,038 shares held by D. E. Shaw Investment Group, L.P. and (iv) 7,824,727 shares held by Shaw Family Trust IV.  D. E. Shaw & Co., Inc., which is wholly
                    8.  Shared Dispositive Power     owned by David E. Shaw, is the general partner of D. E. Shaw & Co.,
                                                     L.P.  D. E. Shaw & Co., L.P. is the general partner of D. E. Shaw
                                                     Investment Group, L.P.  David E. Shaw is the trustee of the Shaw Family
                                                     Trust IV.  David E. Shaw disclaims beneficial ownership of the shares held by D. E. Shaw & Co., L.P., D. E. Shaw Investment group, L.P. and
                                                     Shaw Family Trust IV except to the extent of his pecuniary interest therein.
----------------------------------------------------------------------------------------------------------------------------
       9.  Aggregate Amount Beneficially Owned by Each Reporting Person    17,103,548
                                                                           .................................................
      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                                               .............................
      11.  Percent of Class Represented by Amount in Row (9)    49.1%
                                                                ............................................................
---------- -----------------------------------------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions)   IN
----------------------------------------------------------------------------------------------------------------------------
 ............................................................................................................................
 ............................................................................................................................
 ............................................................................................................................
 ............................................................................................................................
 ............................................................................................................................
 ............................................................................................................................



CUSIP NO. 482048 10 5
----------------------------------------------------------------------------------------------------------------------------
       1.  Name of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).
           D. E. Shaw & Co., Inc.
           13-3839469

----------------------------------------------------------------------------------------------------------------------------
       2.  Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               .............................................................................................................

           (b) XXX
               .............................................................................................................
----------------------------------------------------------------------------------------------------------------------------
       3.  SEC Use only
                        ....................................................................................................
----------------------------------------------------------------------------------------------------------------------------
       4.  Citizenship or Place of Organization   Delaware
                                                  ..........................................................................
----------------------------------------------------------------------------------------------------------------------------
                    5.  Sole Voting Power    Not applicable
                                             ...............................................................................
                    --------------------------------------------------------------------------------------------------------
                                                 6,444,362
                                                 This includes (i) 107,627 shares held by D. E. Shaw & Co., Inc., (ii)
                                                 5,559,697 shares held by D. E. Shaw & Co., L.P. and (iii) 777,038 shares
                    6.  Shared Voting Power      held by D. E. Shaw Investment Group, L.P.  D. E. Shaw & Co., Inc., which is wholly owned by David E. Shaw, is the general partner of D. E. Shaw & Co.,
                                                 L.P.  D. E. Shaw & Co., L.P. is the general partner of D. E. Shaw
                                                 Investment Group, L.P.
    Number of       --------------------------------------------------------------------------------------------------------
    Shares          7.  Sole Dispositive Power     Not applicable
    Beneficially                                   .........................................................................
    Owned by        --------------------------------------------------------------------------------------------------------
    Each                                             6,444,362
    Reporting                                        This includes (i) 107,627 shares held by D. E. Shaw & Co., Inc., (ii)
    Person With:                                     5,559,697 shares held by D. E. Shaw & Co., L.P. and (iii) 777,038
                    8.  Shared Dispositive Power     shares held by D. E. Shaw Investment Group, L.P. D. E. Shaw & Co.,
                                                     Inc., which is wholly owned by David E. Shaw, is the general partner of
                                                     D. E. Shaw & Co., L.P. D. E. Shaw & Co., L.P.  is the general partner of D. E. Shaw Investment Group, L.P.
----------------------------------------------------------------------------------------------------------------------------
       9.  Aggregate Amount Beneficially Owned by Each Reporting Person    6,444,362
                                                                           .................................................
      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                                               .............................
      11.  Percent of Class Represented by Amount in Row (9)    18.5%
                                                                ............................................................
---------- -----------------------------------------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions)   CO
----------------------------------------------------------------------------------------------------------------------------
 ............................................................................................................................
 ............................................................................................................................
 ............................................................................................................................
 ............................................................................................................................
 ............................................................................................................................
 ............................................................................................................................



CUSIP NO. 482048 10 5
----------------------------------------------------------------------------------------------------------------------------
       1.  Name of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).
           D. E. Shaw & Co., L.P.
           13-3695715

----------------------------------------------------------------------------------------------------------------------------
       2.  Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               .............................................................................................................

           (b) XXX
               .............................................................................................................
----------------------------------------------------------------------------------------------------------------------------
       3.  SEC Use only
                        ....................................................................................................
----------------------------------------------------------------------------------------------------------------------------
       4.  Citizenship or Place of Organization   Delaware
                                                  ..........................................................................
----------------------------------------------------------------------------------------------------------------------------
                    5.  Sole Voting Power    Not applicable
                                             ...............................................................................
                    --------------------------------------------------------------------------------------------------------
                                                 6,336,735
                                                 This includes (i) 5,559,697 shares held by D. E. Shaw & Co., L.P. and (ii)
                    6.  Shared Voting Power      777,038 shares held by D. E. Shaw Investment Group, L.P.  D. E. Shaw & Co.,
                                                 L.P. is the general partner of D. E. Shaw Investment Group, L.P.
    Number of       --------------------------------------------------------------------------------------------------------
    Shares          7.  Sole Dispositive Power     Not applicable
    Beneficially                                   .........................................................................
    Owned by        --------------------------------------------------------------------------------------------------------
    Each                                             6,336,735
    Reporting                                        This includes (i) 5,559,697 shares held by D. E. Shaw & Co., L.P. and
    Person With:    8.  Shared Dispositive Power     (ii) 777,038 shares held by D. E. Shaw Investment Group, L.P.  D. E.
                                                     Shaw & Co., L.P. is the general partner of D. E. Shaw Investment Group,
                                                     L.P.
----------------------------------------------------------------------------------------------------------------------------
       9.  Aggregate Amount Beneficially Owned by Each Reporting Person    6,336,735
                                                                           .................................................
      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                                               .............................
      11.  Percent of Class Represented by Amount in Row (9)    18.2%
                                                                ............................................................
---------- -----------------------------------------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions)   PN
----------------------------------------------------------------------------------------------------------------------------
 ............................................................................................................................
 ............................................................................................................................
 ............................................................................................................................
 ............................................................................................................................
 ............................................................................................................................
 ............................................................................................................................



CUSIP NO. 482048 10 5
----------------------------------------------------------------------------------------------------------------------------
       1.  Name of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).
           Shaw Family Trust IV
           13-7191043

----------------------------------------------------------------------------------------------------------------------------
       2.  Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               .............................................................................................................

           (b) XXX
               .............................................................................................................
----------------------------------------------------------------------------------------------------------------------------
       3.  SEC Use only
                        ....................................................................................................
----------------------------------------------------------------------------------------------------------------------------
       4.  Citizenship or Place of Organization   New York
                                                  ..........................................................................
----------------------------------------------------------------------------------------------------------------------------
                    5.  Sole Voting Power    Not applicable
                                             ...............................................................................
                    --------------------------------------------------------------------------------------------------------
                                                 7,824,727
                                                 This amount consists solely of shares held directly by the Shaw Family Trust
                    6.  Shared Voting Power      IV. David E. Shaw is the trustee of the Shaw Family Trust IV.
    Number of       --------------------------------------------------------------------------------------------------------
    Shares          7.  Sole Dispositive Power     Not applicable
    Beneficially                                   .........................................................................
    Owned by        --------------------------------------------------------------------------------------------------------
    Each                                             7,824,727
    Reporting                                        This amount consists solely of shares held directly by the Shaw Family
    Person With:    8.  Shared Dispositive Power     Trust IV. David E. Shaw is the trustee of the Shaw Family Trust IV.
----------------------------------------------------------------------------------------------------------------------------
       9.  Aggregate Amount Beneficially Owned by Each Reporting Person    7,824,727
                                                                           .................................................
      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                                               .............................
      11.  Percent of Class Represented by Amount in Row (9)    22.5%
                                                                ............................................................
----------------------------------------------------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions)   OO
----------------------------------------------------------------------------------------------------------------------------
 ............................................................................................................................
 ............................................................................................................................
 ............................................................................................................................
 ............................................................................................................................
 ............................................................................................................................
 ............................................................................................................................



CUSIP NO. 482048 10 5
----------------------------------------------------------------------------------------------------------------------------
       1.  Name of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).
           Derrick Cephas

----------------------------------------------------------------------------------------------------------------------------
       2.  Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               .............................................................................................................

           (b) XXX
               .............................................................................................................
----------------------------------------------------------------------------------------------------------------------------
       3.  SEC Use only
                        ....................................................................................................
----------------------------------------------------------------------------------------------------------------------------
       4.  Citizenship or Place of Organization   United States
                                                  ..........................................................................
----------------------------------------------------------------------------------------------------------------------------
                    5.  Sole Voting Power    2,800
                                             ...............................................................................
                    --------------------------------------------------------------------------------------------------------
                                                  6,444,362
                                                  This includes (i) 107,627 shares held by D. E. Shaw & Co., Inc., (ii)
                                                  5,559,697 shares held by D. E. Shaw & Co., L.P. and (iii) 777,038 shares held by D. E. Shaw Investment Group, L.P.  Derrick Cephas is a member of
                    6.  Shared Voting Power       the board of directors of D. E. Shaw & Co., Inc.  D. E. Shaw & Co., Inc.,
       Number of                                  which is wholly owned by David E. Shaw, is the general partner of D. E.
       Shares                                     Shaw & Co., L.P.  D. E. Shaw & Co., L.P. is the general partner of D. E.
       Beneficially                               Shaw Investment Group, L.P.  Derrick Cephas disclaims beneficial ownership
       Owned by                                   of these shares except to the extent of his pecuniary interest therein.
       Each         --------------------------------------------------------------------------------------------------------
       Reporting    7.  Sole Dispositive Power     2,800
       Person With:                                .........................................................................
                    --------------------------------------------------------------------------------------------------------
                                                     6,444,362
                                                     This includes (i) 107,627 shares held by D. E. Shaw & Co., Inc., (ii)
                                                     5,559,697 shares held by D. E. Shaw & Co., L.P. and (iii) 777,038 shares held by D. E. Shaw Investment Group, L.P.  Derrick Cephas is a
                                                     member of the board of directors of D. E. Shaw & Co., Inc.  D. E. Shaw
                    8.  Shared Dispositive Power     & Co., Inc., which is wholly owned by David E. Shaw, is the general partner of D. E. Shaw & Co., L.P.  D. E. Shaw & Co., L.P. is the
                                                     general partner of D. E. Shaw Investment Group, L.P.  Derrick Cephas disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
----------------------------------------------------------------------------------------------------------------------------
       9.  Aggregate Amount Beneficially Owned by Each Reporting Person    6,447,162
                                                                           .................................................
      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                                               .............................
      11.  Percent of Class Represented by Amount in Row (9)    18.5%
                                                                ............................................................
----------------------------------------------------------------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions)   IN
----------------------------------------------------------------------------------------------------------------------------
 ............................................................................................................................
 ............................................................................................................................
 ............................................................................................................................
 ............................................................................................................................
 ............................................................................................................................
 ............................................................................................................................


ITEM 1.

     (a)   Name of Issuer:

           Juno Online Services, Inc.

     (b)   Address of Issuer's Principal Executive Offices:
           1540 Broadway
           New York, New York 10036

ITEM 2.

     (a)-(c) Name, Address and Citizenship of Persons Filing:

                  This statement is filed by and on behalf of (i) David E. Shaw, a United States citizen, (ii) D. E. Shaw & Co., Inc., a Delaware company, (iii) D. E. Shaw & Co., L.P., a Delaware limited partnership, (iv) Shaw Family Trust IV, a trust organized under the laws of New York and (v) Derrick Cephas, a United States citizen. The business address for each of these entities is 120 West 45th Street, New York, NY 10036.

     (d)   Title of Class of Securities:

                  Common Stock

     (e) CUSIP Number:

                  482048 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO Sections 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILIng is a:

                  Not applicable.

ITEM 4.  OWNERSHIP

                  See items 5-11 of cover sheets hereto.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10.  CERTIFICATION

                  Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

Date: February 11, 2000

                                         By: /s/ DAVID E. SHAW
                                             -----------------
                                                 David E. Shaw

                                         D. E. SHAW & CO., INC.

                                                  By: /s/ DAVID E. SHAW
                                                      -----------------
                                                          David E. Shaw
                                                          President

                                         D. E. SHAW & CO., L.P.

                                                  By:  D. E. Shaw & Co., Inc.,
                                                       its general partner

                                                  By:  /s/ DAVID E. SHAW
                                                       -----------------
                                                           David E. Shaw
                                                           President

                                         SHAW FAMILY TRUST IV

                                                  By:  /s/ DAVID E. SHAW
                                                       -----------------
                                                           David E. Shaw
                                                           Trustee

                                         By: /s/ DERRICK CEPHAS
                                             ------------------
                                                 Derrick Cephas

                                    EXHIBITS

Exhibit I Joint Filing Agreement, dated February 11, 2000 among the signatories to this Schedule 13G.